EXHIBIT 32.2
I, Raymond J. Sims, the chief financial officer of Financial Engines, Inc. (the “Company”), certify for the purposes of section 1350 of chapter 63 of title 18 of the United States Code that, to my knowledge,:
(i)	The Quarterly Report of the Company on Form 10-Q for the quarterly period ended March 31, 2010 (the “Report”) fully complies with the requirements of section 13(a) of the Securities Exchange Act of 1934, and

(ii)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.
Date: May 13, 2010

/s/ Raymond J. Sims
Raymond J. Sims
Executive Vice President and Chief Financial Officer (Principal Financial Officer)